Report of Independent Accountants

To the Board of Directors and Shareholders of J.P. Morgan Institutional Service Prime Money Market Fund

In our opinion, the accompanying statement of assets and liabilities and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of J.P. Morgan Institutional Service Prime Money Market Fund (one of the series constituting part of The J.P. Morgan Institutional Funds, hereafter referred to as the "Fund") at November 30, 1998, and the results of its operations for the year ended and the changes in its net assets and the financial highlights for the period October 23, 1997 (commencement of operations) to November 30, 1998, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
January 19, 1999




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The Prime Money Market Portfolio
Annual Report November 30, 1998

(The following pages should be read in conjunction with J.P. Morgan Institutional Service Prime Money Market Fund.
Annual Financial Statements)